Exhibit 10.15

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of [______________], by and between ESGEN OpCo LLC (together with its successors and assigns, the “Company”), and Anton Hruby (“Employee”).

WHEREAS, Sunergy Renewables, LLC, and ESGEN Acquisition Corp. anticipate completing a merger as described and anticipated in the Business Combination Agreement executed by those two parties (the “Merger”);

WHEREAS, contingent upon completion of the Merger, the Company desires to hire Employee as an employee, and Employee desires to be employed by the Company.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment and Term. Contingent upon completion of the Merger, the Company hereby agrees to employ Employee, and Employee hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Employee’s term of employment by the Company under this Agreement (the “Term”) shall commence on the date the Merger is completed (the “Effective Date”) and end on the third anniversary thereof, subject to automatic renewal of the Term for additional one-year periods unless either the Company or Employee gives the other party written notice of intent not to renew the Term not less than ninety days before the date on which the Term otherwise would automatically renew. Notwithstanding the foregoing, the Term may be terminated earlier in accordance with Section 5.

2. Position, Duties and Responsibilities, Location, and Commuting.

(a)

Position and Duties. During the Term, the Company shall employ Employee and Employee shall report directly to the Chief Executive Officer or other Company executive officer as determined by the Chief Executive Officer.

(b)

Level of Efforts. Employee agrees to devote his efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his role(s), and shall at a minimum devote sufficient professional time and attention to satisfactorily carry out Employee’s responsibilities. Notwithstanding the foregoing, to the extent such activities do not either individually or in the aggregate materially interfere with the performance of his responsibilities to the Company, Employee shall be entitled to engage in (a) service on the board of directors or as a director of a for-profit business or trade organization during the Term; provided that Employee shall not serve on the board of any entity that materially competes with the Company, (b) service on the board of directors of not-for-profit organizations, (c) other charitable activities and community affairs, and (d) management of his personal and family investments and affairs. With the prior written consent of the Board (which consent will not be unreasonably withheld or delayed), Employee may also act or serve as a director, trustee, member, or principal of any type of organization for which such activities are disclosed in writing to the Company in accordance with the Company’s then-current Conflict of Interest Policy.

(c)

Compliance with Company Policies. To the extent not inconsistent with the terms and conditions of this Agreement and with due regard for his or her or their position, Employee shall be subject to the Bylaws, policies, practices, procedures, and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct, but in no event shall anything in such documents be construed to expand the definition of Cause hereunder.

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(d)

Location of Employment and Commuting. Employee’s principal office, and principal place of employment, shall be at the Company’s offices in Florida. Employee may be required to travel on Company business. Employee may work remotely from Employee’s residence from time to time, provided that the remote working does not interfere with the Employee’s responsibilities under this Agreement and provided Employee cooperates with Company to reasonably minimize any resulting tax and other regulatory compliance burdens resulting; provided that, subject to any health or safety concerns related to the COVID-19 pandemic or other similar extraordinary circumstances, Employee may be required to spend an average of at least 2 days per week in a Company office.

3. Compensation.

(a)

Base Salary. During the first year of the Term, Employee’s compensation for his role shall be the benefits Employee will receive from his existing equity ownership in the Company or affiliated entities, provided, however, that Employee shall receive a minimum salary of at least $684 per week or such greater amount as required to qualify for an exemption from overtime under Section 13(a)(1) of the Fair Labor Standards Act (FLSA), payable in accordance with the Company’s regular payroll schedule and practices. After the first year, Employee’s compensation package, including annual base salary (“Base Salary”) and annual cash bonus, shall be negotiated between Employee and the Company, with guidance from the Compensation Committee of the Board (“Committee”), based on the role Employee will perform going forward. All payments made to or on behalf of Employee under the terms of this Agreement, including all payments of Base Salary and any bonuses, shall be subject to all withholding required or permitted by law (such as income and payroll taxes) and such additional withholding as may be agreed upon by Employee.

(b)

Annual Cash Bonus. During the first year of the Term, Employee shall receive no cash bonus. During subsequent years the Committee may choose to award Employee, at the Committee’s sole discretion, an annual cash bonus based on an evaluation of performance and Peer Group compensation practices, taking into account Company and individual performance objectives, and/or such criteria as determined by the Committee in its sole discretion from time to time. Any annual cash bonuses the Committee chooses to award Employee shall be deemed “earned” if Employee is employed as of the date of the payment of such annual cash bonus, provided, however, that such bonus shall be paid no later than March 15th of the year immediately following the year to which the annual bonus relates.

4. Employee Benefits and Perquisites.

(a)

Benefits. Employee shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to senior Employees of the Company (which shall include customary health, life insurance, and disability plans), such participation in each case to be on terms and conditions no less favorable to Employee than to other senior Employees of the Company generally.

(b)

Fringe Benefits, Perquisites, and Paid Time Off. During the Term, Employee shall be entitled to participate in all fringe benefits and perquisites made available to other senior Employees of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with his or her or their position and responsibilities at the Company and that are no less favorable than those applicable to other senior Employees of the Company. In addition, Employee shall be eligible for 6 weeks of paid time off (“PTO”) per calendar year in accordance with the Company’s vacation and PTO policy, inclusive of vacation days and sick days and excluding standard paid Company holidays. Accrued and unused PTO days from one annual period may be carried over to the following calendar year, but not be carried over into a subsequent calendar year. At the Company’s request for the purpose of improving Company’s balance sheet, Employee may be required to use outstanding PTO that exceeds 6 weeks.

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(c)

Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable business and travel expenses (first class airplane travel may only be used in exceptional circumstances and with advance approval by the CEO) incurred in the performance of job duties, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company.

5. Termination; Change in Control.

(a)

General. The Company may terminate Employee’s employment at any time for Cause and effective as of the date of delivery of a notice from the Company. Employee may terminate his employment at any time for Good Reason in accordance with the terms set forth herein. The Company may terminate Employee’s employment without Cause, or Employee may terminate Employee’s employment without Good Reason, in each case, upon providing the other party at least thirty days’ written notice thereof, provided, however, that the Company may pay Employee his Base Salary in lieu of such notice. Upon termination of Employee’s employment, Employee shall be entitled to the applicable compensation and benefits described in this Section 5. The following terms as used in this Agreement have the following meanings:

(i)

“Accrued Benefits” shall mean: (i) accrued but unpaid Base Salary through the Termination Date, payable within thirty days following the Termination Date; (ii) reimbursement for any unreimbursed business expenses incurred through the Termination Date and any expenses incurred through the Termination Date under Section 4(c) above, payable within thirty days following the Termination Date; (iii) accrued but unused PTO days; and (iv) all other payments, benefits, or fringe benefits to which Employee shall be entitled as of the Termination Date under the terms of this Agreement or any other applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

(ii)

“Cause” shall mean: (i) Employee’s refusal to perform, or repeated failure to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to Employee by the Board, which is not cured within thirty days after Employee’s written receipt of notice thereof from the Company; (ii) Employee’s engagement in willful gross misconduct or willful gross negligence in the course of carrying out his or her or their duties that results in material economic or reputational harm to the Company or its Affiliates; (iii) Employee’s violation of any material Company policy which is not cured within thirty days after Employee’s written receipt of notice thereof from the Company; (iv) Employee’s conviction of or plea of guilty or nolo contendere to a felony; or (v) a material breach by Employee of this Agreement or any agreement with the Company or its Affiliates which is not cured within thirty days after Employee’s receipt of written notice thereof from the Company; (vi) willful or grossly negligent violation of applicable laws and regulations; (vii) dependence on alcohol or drugs without the supervision of a physician or the illegal use, possession or sale of drugs; or (viii) theft, misappropriation, embezzlement or conversion of the assets or opportunities of the Company or its Affiliates;. Termination of Employee’s employment shall not be deemed to be for Cause unless Employee has had a reasonable opportunity, together with counsel, to respond to all relevant allegations upon which a contemplated termination for Cause is based.

(iii)	“Change in Control” shall have the same meaning as the definition of Change in Control as set forth in the 2023 Omnibus Incentive Equity Plan.

(iv)

“Change-in-Control Severance Payments” shall mean (i) pro-rated based on the number of days worked by Employee during the year as of the Termination Date, the greater of any annual target cash bonus opportunity, if any, for the year of termination or the highest actual annual cash bonus paid during the three preceding completed years (a cash bonus does not refer to a distribution of cash made to Employee as a result of Employee’s ownership interests in the Company or any affiliated entity); (ii) a lump sum cash payment, payable on the Termination Date, equal to the sum of the following: (x) the greater of $350,000 or Employee’s then-current Base Salary, and (y) any unpaid annual bonus for the preceding

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calendar year, and (z) any target long-term incentive award granted Employee for the year of the Termination Date; (iii) accelerated vesting of any outstanding equity grants to Employee so that such equity grants vest completely as of the Termination Date; and (iv) continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) during the twelve-month period following the Termination Date (the “COBRA Coverage Period”), provided, however, that, these payments for continuation coverage under COBRA shall cease prior to the end of the COBRA Coverage Period if the Employee becomes eligible for other group health insurance coverage from a new employer, and provided further that such coverage provided during the COBRA Coverage Period shall be included in (and not in addition to) the continuation period under COBRA; provided, further, that such payments shall be limited to the employer contribution that the Company would have made to provide health insurance to Employee and any dependents if Employee had remained employed by the Company following the Termination Date.

(v)

“Disability” shall mean that Employee has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform his or her or their duties and responsibilities hereunder for 120 consecutive days.

(vi)

“Good Reason” shall mean any of the following that has not been approved in writing in advance by Employee: (i) a diminution of Employee’s titles, duties, responsibilities, or authorities as set forth in this Agreement or Employee being required to report to another person other than the CEO or Board or as otherwise provided for in Section 2(a); (ii) a reduction in Employee’s Base Salary, annual cash bonus opportunity, or annual long-term incentive award opportunity, or failure to pay earned compensation, with the exception of across-the-board reductions in compensation of less than 15% that affect all similarly-situated employees; (iii) relocation of the Company’s offices such that Employee is required to work in a different office that is fifty (50) or more miles away from the Employee’s assigned office location(s); or (iv) a material breach by the Company of this Agreement or any equity award agreement; provided, however, that Employee must, within thirty (30) days after Employee’s receipt of notice of any of the foregoing events, notify the Company in writing of his intention to terminate his employment on account of such event(s), and the Company shall have thirty (30) days from receipt of such written notice to cure the Good Reason condition (which, in the event of clause (i) of this definition, must be retroactive to the date of the applicable reduction to constitute a cure); provided, further, that Employee must terminate Employee’s employment within fifteen (15) days following the expiration of the foregoing cure period.

(vii)

“Severance Payments” shall mean (i) a lump sum cash payment, payable on the Termination Date, equal to the sum of the following: (x) the greater of $350,000 or Employee’s then-current Base Salary, and (y) any unpaid annual bonus for the preceding calendar year, and the greater of (I) any annual target cash bonus opportunity for the year of termination or (II) the average annual cash bonus, if any, for the three preceding completed years (provided, however, that if Employee has not been employed for at least three years in which an annual cash bonus was paid, such calculation will assume that an annual cash bonus equal to any target annual cash bonus opportunity was paid in the missing years; a cash bonus does not refer to a distribution of cash made to Employee as a result of Employee’s ownership interests in the Company or any affiliated entity), and (z) and any target long-term incentive award granted Employee for the year of the Termination Date; (ii) accelerated vesting of any outstanding equity grants to Employee so that such equity grants vest completely as of the Termination Date; (iii) if Employee is eligible for and elects coverage under COBRA, continuation health insurance coverage under COBRA during the COBRA Coverage Period as set forth above, provided, however, that, these payments for continuation

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coverage under COBRA shall cease prior to the end of the COBRA Coverage Period if the Employee becomes eligible for other group health insurance coverage from a new employer, and provided further that such coverage provided during the COBRA Coverage Period shall be included in (and not in addition to) the continuation period under COBRA; provided, further, that such payments shall be limited to the employer contribution that the Company would have made to provide health insurance to Employee and any dependents if Employee had remained employed by the Company following the Termination Date.

(viii)

“Termination Date” shall mean the date on which Employee’s employment hereunder terminates in accordance with this Agreement (which, in the case of a notice of non-renewal of the Term in accordance with Section 1 hereof, shall mean the date on which the Term expires).

(b)

Termination for Cause or Termination by Employee Without Good Reason. If Employee’s employment hereunder is terminated by the Company for Cause or by Employee without Good Reason, which shall include a non-renewal of the Term by Employee, Employee shall be entitled to receive the Accrued Benefits.

(c)

Termination Without Cause or Termination by Employee for Good Reason. If Employee’s employment hereunder is terminated by the Company without Cause (which shall include a non-renewal of the Term by the Company) or by Employee for Good Reason, Employee shall be entitled to receive the Accrued Benefits and the Severance Payments, except as otherwise provided pursuant to Section 5(d).

(d)

Termination Without Cause or Termination by Employee for Good Reason Due to a Change in Control. If Employee’s employment hereunder is terminated by the Company without Cause or by Employee for Good Reason within two years following or six months prior to a Change in Control, Employee shall receive the benefits described in Section 5(c), except that Employee shall receive the Change-in-Control Severance Payments in lieu of the Severance Payments.

(e)	Termination Due to Death or Disability. If Employee’s employment hereunder is terminated due to Employee’s death or Disability, Employee shall receive the Accrued Benefits.

(f)

As a precondition to the payment of any amounts in addition to earned but unpaid Accrued Benefits upon termination of Employee’s employment under this Agreement, Employee shall be required to execute a separation agreement and release of any claims against the Company, Affiliates, and their employee, officers, directors, and shareholders arising out of Employee’s employment or termination in a form acceptable to the Company.

(g)

Return of Company Property. Upon termination of Employee’s employment for any reason or under any circumstances, or earlier upon the Company’s request, Employee shall promptly return any and all of the property of the Company and any Affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials), and other materials. Employee may retain Employee’s rolodex and similar address books provided that such items only include contact information.

(h)

Post-Termination Reasonable Cooperation. Following the Term Employee shall, to the extent reasonably requested by the Company, cooperate in good faith with the Company to assist the Company and/or its Affiliates in the pursuit or defense of (except if Employee is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company or its Affiliates as to which Employee, by virtue of his or her or their employment with the Company or any other position that Employee holds that is affiliated with or was held at the request of the Company or its Affiliates, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Employee

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for his or her or their reasonable out-of-pocket expenses incurred in compliance with this Section 5(g), including any reasonable travel expenses and reasonable attorneys’ fees incurred by Employee. If Employee is required to spend substantial time on such matters following his termination of employment, the Company shall compensate Employee at an hourly rate of $200 per hour. The Company shall use reasonable business efforts to provide Employee with reasonable advance written notice of its need for Employee’s reasonable cooperation and shall attempt to coordinate with Employee the time and place at which Employee’s reasonable cooperation shall be provided with the goal of minimizing the impact of such reasonable cooperation on any other material pre-scheduled business commitment that Employee may have. Employee’s cooperation described in this Section 5(g) shall be subject to the maintenance of the indemnification and D&O insurance policy provided under Sections 6(a) and (b) hereof.

6. Indemnification; D&O Insurance.

(a)

Indemnification. If Employee is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding (as hereinafter defined) by reason of the fact that Employee is or was a director, officer, shareholder, employee, agent, trustee, consultant, or representative of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates, or in connection with his or her or their service hereunder as a director, officer, shareholder, employee, agent, trustee, consultant, or representative of another Person, or if any Claim (as hereinafter defined) is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to Employee’s service in any of the foregoing capacities, then Employee shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by any Company arrangement, or if greater, by applicable law, against any and all costs, expenses, liabilities, and losses (including, without limitation, advancement and payment of attorney’s and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, with such legal fees advanced to the maximum extent permitted by law) incurred or suffered by Employee in connection therewith or in connection with seeking to enforce his or her or their rights under this Section 6(a), and such indemnification shall continue even if Employee has ceased to be a director, officer, shareholder, employee, agent, trustee, consultant, or representative of the Company or other Person and shall inure to the benefit of his or her or their heirs, executors, and administrators.

(b)

D&O Insurance. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the sixth anniversary of the Termination Date, providing coverage to Employee that is no less favorable to Employee in any respect than the coverage then being provided to any other current or former director or officer of the Company.

(c)

Definitions. For purposes of this Agreement, the following terms shall have the following meanings: “Affiliate” of a Person shall mean any Person that directly or indirectly controls or owns, is controlled by or owned, or is under common control or ownership with, such Person; “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information; “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity; and “Proceeding” shall mean any threatened or actual action, suit, or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal, or other.

7. Intellectual Property. Employee hereby conveys, transfers, and assigns to the Company, it successors and assigns, all right, title and interest, including, without limitation, all copyright rights, patent rights, trade secret rights and other intellectual property rights, associated with any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by Employee on behalf of,

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or for the benefit of, the Company or its Affiliates at any time (the “Works”). All Works created by Employee pursuant to this Agreement on behalf of, or for the benefit of, the Company or its Affiliates shall belong exclusively to the Company or its Affiliates. All Works created by Employee, or by any person or entity provided by the Employee, for the Company or its Affiliates pursuant to this Agreement shall be deemed works made for hire within the meaning of the copyright laws of the United States. The Company, its successor and Affiliates shall retain all right, title, and interest in and to all Works, and any inventions (patentable or otherwise), discoveries, improvements or copyrightable works (collectively, “Intellectual Property”) that Employee creates in connection with its performance of the Employee’s services under this Agreement. At the Company’s expense, Employee shall provide all reasonable assistance requested by the Company in its protection of the Intellectual Property. In the event that any Works are determined not to be a work made for hire, then Employee hereby assigns to the Company or its designee all right, title, and interest in such Works, including any and all copyright rights or other intellectual property rights in and to such Works, in all media, now or hereafter known, worldwide. Employee also agrees to execute such additional documents as may be reasonably requested by the Company to further evidence, perfect or record the Company’s rights in the Works.

8. Confidential Information. Employee agrees that, during Employee’s employment with the Company or its Affiliates and following termination of Employee’s employment, except as required by law, Employee will not, directly or indirectly, at any time, disclose to any third person or use in any way any non-public information or Confidential Information.

(a)

Definition. For purposes of this Agreement, “Confidential Information” shall mean any confidential or proprietary information of the Company and/or its Affiliates, including but not limited to: (a) technical, operational and financial information, data, Trade Secrets, formulae, processes, techniques, formats, specifications, manufacturing methods, treatment methods, designs, sketches, photographs, plans, drawings, specifications, samples, reports, pricing information, studies, findings, marketing plans or proposals, inventions, ideas, customer and client lists, information related to business opportunities and business development, and confidential programs or procedures; (b) Intellectual Property owned or licensed by the Company or its Affiliates; (c) any information maintained by the Company or its Affiliates as confidential or proprietary information, whether or not it is marked as confidential; and (d) information received by the Company or its Affiliates from third parties under confidential conditions.

(b)

Notwithstanding the foregoing, Confidential Information shall not include information: (i) that at the date hereof is in the public domain; (ii) that has come within the public domain through no fault or action of the Employee that has the obligation of confidentiality; (iii) that after the date hereof has been obtained lawfully from any third party which was entitled to disclose such information; and/or (iv) that the Employee is compelled to disclose by any judicial or administrative order after having given prompt notice of such order to the Company.

(c)	Obligations with respect to Confidential Information. Employee agrees to:

(i)	hold the Confidential Information in strict confidence;

(ii)

not give, sell or disclose Confidential Information to any other third party, unless such party is an auditor or contractor hired by the Company and then only upon written approval of the Board of Directors of the Company;

(iii)

not share or otherwise use the Confidential Information in violation of or in any manner inconsistent with the Company’s information protection and transfer policies in place from time to time, applicable privacy laws, applicable state and federal law, any other applicable laws, and GDPR (EU General Data Protection Regulation 2016/679) to the extent that it applies; and

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(iv)	not share or otherwise use the Confidential Information in violation of or in any manner inconsistent with the Company’s policies or reasonable requests made by the Company from time to time.

(d)

For avoidance of doubt, nothing in this Agreement shall prevent the Employee from (i) responding to any lawful subpoena or legal process, provided that the Employee shall, to the extent permitted by applicable law, provide the Company with prior notice of the contemplated disclosure of any confidential information or trade secrets and cooperate with the Company or its Affiliates (at the Company’s expense) in seeking a protective order or other appropriate protection of such information, or (ii) sharing any confidential information or other information with regulators or appropriate governmental agencies without notice to the Company or its Affiliates, whether in response to subpoena or otherwise, under the whistleblower provisions of federal law or regulation, and no prior authorization or notification is required prior to the Company making any such reports or disclosures, provided, that no attorney client privilege shall be waived. The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose trade secrets to his attorney and use the trade secret information in the court proceeding if the Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.

9. Restrictive Covenants.

(a)

No Solicitation of Employees. The Employee agrees that, both during the Term and for the period ending on the date that is one (1) year from the date of the termination of the Employee’s employment with the Company at any time and for any reason (the “Restricted Period”), the Employee will not, directly or indirectly, on behalf of himself or any other person or entity, hire, solicit, take away or attempt to hire, solicit or take away any person who is (or in the preceding six months was), at the time of such solicitation, an employee, director or independent contractor of the Company or any of its Affiliates, either on behalf of himself or any other person or entity. This includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any person employed by the Company or its Affiliates to terminate his or her employment with the Company or any such affiliate.

(b)

No Solicitation of Customers. The Employee agrees that, during the Restricted Period, the Employee will not solicit any Restricted Business (as defined below) from any Person or entity that is, or in the prior six (6) months was a customer of the Company or its Affiliates or any prospective customer of the Company or its Affiliates with respect to which the Company or its Affiliates actively solicits or has solicited the sale of Company products and services including, without limitation, products and services of any Affiliates.

(c)

Non-Competition. The Employee acknowledges that, in the course of the Employee’s employment with the Company, the Employee will become familiar with the Trade Secrets of the Company and its Affiliates and with other Confidential Information concerning the Company and its Affiliates and that the Employee’s services shall be of special, unique and extraordinary value to the Company. The Employee agrees that, during the Restricted Period, the Employee shall not, on behalf of himself or for others, directly or indirectly, (whether as employee, officer, director, shareholder, member, manager, consultant, investor, partner, sole proprietor or otherwise) enter into, conduct or carry on, or engage in, be employed by, perform services for or be concerned with or interested in, financially or otherwise, any Restricted Business in any geographic area or location where any of

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the Company’s products, software or services are offered or where the Company was, during the prior six (6) months, actively pursuing efforts to offer such products, software or services. For purposes of this Agreement, Restricted Business shall mean the business of selling and installing residential solar systems. Notwithstanding the foregoing, the Employee shall not be prohibited from the passive ownership of up to one percent (1%) of the securities of any entity engaged in any Restricted Business, where the securities of such entity are traded on a national securities exchange.

(d)

Non-Disparagement. The Employee agrees that during the Term and thereafter, the Employee will make no disparaging or detrimental comments about the Company, any of its officers, directors, employees or agents nor will the Employee authorize, encourage or participate with anyone on the Employee’s behalf to make such statements.

(e)

The Employee acknowledges and agrees that the services to be provided by the Employee under this Agreement are of a special, unique and extraordinary nature. The Employee further acknowledges and agrees that the restrictions contained in this Section are necessary to prevent the use and disclosure of Confidential Information and to protect other legitimate business interests of the Company and its Affiliates. The Employee acknowledges that all of the restrictions in this Section are reasonable in all respects, including duration, territory and scope of activity. The Employee acknowledges and agrees that the Company competes with businesses on a world-wide basis and that the geographic restrictions contained herein are therefore reasonable and necessary to protect the Company’s legitimate business interests. The Employee agrees that the restrictions contained in this Section shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between the Employee and the Company. The Employee agrees that the existence of any claim or cause of action by the Employee against the Company or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Section. The Employee agrees that the restrictive covenants contained in this Section are a material part of the Employee’s obligations under this Agreement for which the Company has agreed to compensate the Employee as provided in this Agreement. The Employee agrees that the injury the Company will suffer in the event of the breach by the Employee of any clause of Sections 7-9 will cause the Company and its Affiliates irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, the Employee agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent the Employees’ failure to comply with the terms and conditions of Sections 7-9. The time year periods referenced in this Section shall be extended on a day-for-day basis for each day during which the Employee violates the provisions of this Section in any respect, so that the Employee is restricted from engaging in the activities prohibited by this Section for the full time period, as applicable.

10. Other Tax Matters.

(a)

Withholding. The Company shall withhold all applicable federal, state, and local taxes, social security, and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Employee pursuant to this Agreement.

(b)

Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section

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409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Section 409A on the date of Employee’s “separation from service,” any payments or arrangements due upon a termination of Employee’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Employee’s “separation from service” for any reason other than death, or (b) the date of Employee’s death. All tax gross-up payments provided under this Agreement or any other agreement with Employee shall be made or provided by the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes, in accordance with the requirements of Section 409A.

(c)

Separation from Service. After any Termination Date, Employee shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

(d)

Reimbursements. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Employee, such reimbursements shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Employee receives in one taxable year shall not affect the amount of such reimbursements that Employee receives in any other taxable year.

11. Notices. Except as otherwise specifically provided herein, any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express or other nationally recognized overnight delivery service, or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office with a copy to the company’s counsel, and, if to Employee, at Employee’s address set forth following Employee’s signature below. Either party may change such address from time to time by notice to the other.

12. Governing Law; Forum; Attorneys’ Fees and Costs. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Utah, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied. The parties each submit to the exclusive jurisdiction of the federal courts (or state courts if federal jurisdiction is lacking) located within Utah County or Salt Lake County. In the event of a lawsuit or other legal proceeding arising out of or related to this Agreement in which Employee prevails (as determined by the deciding court), the Company shall reimburse Employee for Employee’s reasonable attorneys’ fees and costs incurred in connection with such lawsuit or legal proceeding, in addition to any other relief to which Employee may be entitled.

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13. Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Employee and a duly-authorized officer of the Company (other than Employee). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

14. Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Employee and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

15. Assignment. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company, and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Employee’s consent shall be required for any such transaction. Notwithstanding the foregoing, the Company may assign the Agreement to an Affiliate at any time without Employee’s consent. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, penalties, assigns, heirs, legatees, devisees, executors, administrators, and legal representatives.

16. Voluntary Execution; Representations. Employee acknowledges that (a) Employee has consulted with or has had the opportunity to consult with independent counsel of their own choosing concerning this Agreement and has been advised to do so by the Company, and (b) Employee has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on Employee’s own judgment and without duress. The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations hereunder.

17. Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

18. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

19. Beneficiaries/References. Employee shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Employee’s death by giving written notice thereof. In the event of Employee’s death or a judicial determination of Employee’s incompetence, references in this Agreement to Employee shall be deemed, where appropriate, to refer to Employee’s beneficiary, estate, or other legal representative.

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20. Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Employee’s employment.

21. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

22. No Mitigation/No Offset. Employee shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Employee under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company may have against Employee or any remuneration or other benefit earned or received by Employee after such termination.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

24. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings, and agreements between the parties, regarding the subject matter of this Agreement. In particular, the parties agree that Employee’s employment agreement with Sunergy Solar LLC effective as of October 1, 2021 (under which Employee has received no compensation), is terminated as of the date this Agreement is executed by both parties.

ESGEN OpCo LLC	EMPLOYEE

By:	By:
[name and title of company representative]	Anton Hruby
Dated:	Dated:

Address for Notices:

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